EXHIBIT 12
                                  ASHLAND INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In millions)

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

                                                                                                                Six months ended
                                                                  Years ended September 30                          March 31
                                                  ---------------------------------------------------------  ----------------------
                                                       2001       2002        2003        2004        2005        2005        2006
                                                  ----------  ---------   ---------   ---------  ----------  ----------  ----------
EARNINGS
--------

Income from continuing operations                 $     390   $    115    $     94    $    398   $   2,005   $     126   $     115
Income taxes                                            266         68          44         150        (202)         79          47
Interest expense                                        160        133         121         112          87          56           4
Interest portion of rental expense                       40         35          33          35          38          18          17
Amortization of deferred debt expense                     2          2           2           2           3           2           -
Distributions in excess of (less than) earnings
    of unconsolidated affiliates                        (91)        20         (98)       (263)       (250)       (212)         (1)
                                                  ----------  ---------   ---------   ---------  ----------  ----------  ----------
                                                  $     767   $    373    $    196    $    434   $   1,681   $      69   $     182
                                                  ==========  =========   =========   =========  ==========  ==========  ==========

FIXED CHARGES
-------------

Interest expense                                  $     160   $    133    $    121    $    112   $      87   $      56   $       4
Interest portion of rental expense                       40         35          33          35          38          18          17
Amortization of deferred debt expense                     2          2           2           2           3           2           -
Capitalized interest                                      -          -           -           -           -           -           1
                                                  ----------  ---------   ---------   ---------  ----------  ----------  ----------
                                                  $     202   $    170    $    156    $    149   $     128   $      76   $      22
                                                  ==========  =========   =========   =========  ==========  ==========  ==========

RATIO OF EARNINGS TO FIXED CHARGES                     3.80       2.19        1.26        2.91       13.13        0.91        8.27

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